Exhibit 4.51

Share Subscription and Asset Purchase Termination Agreement

This Share Subscription and Asset Purchase Termination Agreement (“Agreement”) is entered into on February 22, 2017 by and among the following parties (collectively, the “Parties”, each a “Party”):

(1)	Chongqing Wanli New Energy Co., Ltd. (“Wanli”)

Registered address: No. 2, Chuangye Avenue, Shuangfu Street, Jiangjin District, Chongqing

Authorized representative: Xicheng Liu

(2)	Beijing SouFun Fang Tian Xia Network Technology Co., Ltd. (“SouFun FTX”)

Registered address: Room A-0889, 2/F, Building 3, Court No. 30, Shixing Da Jie, Shijingshan District, Beijing

Authorized representative: Tianquan Mo

(3)	Beijing Fang Tian Xia Network Technology Co., Ltd. (“FTX Network”)

Registered address: Room A-0888, 2/F, Building 3, Court No. 30, Shixing Da Jie, Shijingshan District, Beijing

Authorized representative: Jiangong Dai

(4)	Beijing SouFun Decorative Engineering Co., Ltd. (“SouFun Decorative”)

Registered address: 212B, 2/F, Building 14, South District, No. 46, Zhongguancun Nan Da Jie, Haidian District, Beijing

Authorized representative: Zhimin Zhang

(5)	Beijing SouFun Science and Technology Development Co., Ltd. (“SouFun Tech”)

Registered address: Room 203, Service Floor, Building 14, South District, No. 46, Zhongguancun Nan Da Jie, Haidian District, Beijing

Authorized representative: Tianquan Mo

(6)	Xicheng Liu

Address: 2-2, No. 9, Wangjiapo, Yuzhong District, Chongqing

Identification Number:

Whereas:

1.	The Parties entered into a share subscription agreement on January 19, 2016, pursuant to which Wanli would acquire subsidiaries of Fang Holdings Limited (“Fang”) by way of issuing new shares; the Fang subsidiaries agreed to transfer relevant assets to Wanli in accordance with the agreement and receive privately issued shares of Wanli for consideration;

2.	The Parties entered into a supplemental agreement to the share subscription agreement on May 18, 2016 (together with the share subscription agreement, the “Share Subscription Agreements”) to agree on outstanding matters in the share subscription agreement according to appraisal results.

The Parties decide to terminate the Share Subscription Agreements and not to proceed the restructuring and agree in consensus:

1.	the Share Subscription Agreements, together with the rights and obligations of the Parties thereunder, are terminated effective the date of this Agreement and the Parties will not proceed the transaction.

2.	Notwithstanding the above Article 1, relevant provisions in the Share Subscription Agreements regarding confidentiality (and liabilities for breach), governing law and dispute resolutions and contact and communication (if any) will remain effective.

3.	Unless otherwise stated in the Agreement, each Party undertakes to the other parties that effectively the date of the Agreement, (i) it will waive any existing or potential liability or the right to request for any indemnification in connection with any breach under the Share Subscription Agreements, and (ii) it will not initiate any claim or request for compensation against any other parties, or their respective shareholders, directors, employees, related parties or other entities at any time. None of the Parties shall be liable to any other Party for the termination of this transaction.

4.	Once executed, the Agreement will supersede all of the prior written or oral discussion, representations, warranties, undertakings and agreements, including but not limited to the Share Subscription Agreements.

5.	The Agreement will be deemed duly made after the execution by each Party, and will become effective upon the approval at the board meeting and shareholders meeting of Wanli and board meetings of relevant Fang subsidiaries.

6.	Terms used but not defined in the Agreement shall have the same meanings as used in the Share Subscription Agreements.

7.	The Agreement is written in Chinese in fourteen (14) counterparties, each of which shall be deemed as original and of the same effect. Each party will hold one original copy, and the rest should be used for the purposes of government approval, registration and filings.

(Signature pages to follow)

Chongqing Wanli New Energy Co., Ltd.

SIGNED and SEALED by

/s/ Xicheng Liu

Authorized signatory: Xicheng Liu

Beijing SouFun Fang Tian Xia Network Technology Co., Ltd.

SIGNED and SEALED by

/s/ Tianquan Mo

Authorized signatory: Tianquan Mo

Beijing Fang Tian Xia Network Technology Co., Ltd.

SIGNED and SEALED by

/s/ Hua Lei

Authorized signatory: Hua Lei

Beijing SouFun Decorative Engineering Co., Ltd.

SIGNED and SEALED by

/s/ Zhimin Zhang

Authorized signatory: Zhimin Zhang

Beijing SouFun Science and Technology Development Co., Ltd.

SIGNED and SEALED by

/s/ Tianquan Mo

Authorized signatory: Tianquan Mo

Signed by:	/s/ Xicheng Liu

Xicheng Liu